APPLIED MINERALS

Leading Global Producer
of Halloysite Clay

Annual Meeting of Shareholders
December 30, 2021

Safe Harbor Statement

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. (the "Company). Some statements contained or implied in this presentation may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's revenue pipeline, please refer to the Company's most recent annual and quarterly reports filed with the SEC. The Company assumes no obligation to update any forward-looking information.

Management Team

Christopher Carney – Chief Executive Officer

- Appointed President, CEO & Director in October, 2020.
- CFO since August, 2015.
- Member of management since January, 2009.

Sharad Mathur, Ph.D. – Chief Technology Officer

- Appointed CTO in January, 2019.
- Sr. R&D Manager for BASF Paper and Water Chemicals Global Business Unit and Kaolin Global Business Unit before joining Applied Minerals.
- Ph.D., Materials Science and Engineering - University of Florida.

Focus on Near-Term Opportunities


APPLIED MINERALS
DRAGONITE™


APPLIED MINERALS
Advanced Natural Iron Oxides

DRAGONITE Halloysite Clay

During the first half of 2021, AMI's sales of DRAGONITE and the progress of certain commercial prospects were adversely impacted by the lingering effects of COVID-19. The situation began to improve during the latter half of 2021.

During 2022 management expects sales for its DRAGONITE products to increase. The application areas in which we expect to see the greatest activity during 2022 are:

- Molecular Sieves
- Flame Retardant Additives
- Polymer Reinforcement/Nucleating Agents
- Ceramics

AMIRON Iron Oxide

- Company has had a 30,000 tpa production contract with a large cement manufacturer for last two years. Company expects a volume and price increase upon the renewal of the contract.
- Company is pursuing three additional cement plant customers representing potential annual demand of ~ 55,000 tons.
- Strong interest exists in the European market for the Company's iron oxide as a hydrogen sulfide scavenger for natural gas, biogas and waste water.
- Iron oxide and halloysite for use in foundry sand is another high value application area being pursued by management.

Lithium-Ion Battery (LIB) Technologies

- Battery manufacturers continue to focus R&D efforts on increasing the energy density of the LIB.
- The development of nanoporous silicon derived from AMI halloysite has demonstrated technical promise as a replacement for graphite as anode material.
- During the latter half of 2021, AMI was awarded a $200,000 U.S Department of Energy grant to develop its halloysite clay into a low cost, high performance nanoporous silicon for LIB anode formulations. AMI is partnering with a leading university and a U.S. national laboratory on this project.
- AMI is exploring additional partnerships to develop other energy storage technologies utilizing its halloysite clay resource.
- Management is exploring the potential use of its iron oxide in LFP (Lithium Ferrous Phosphate) battery formulations.

Questions and Answers

Contact Information

IR Contact:
info@appliedminerals.com


DRAGONITE
Halloysite Clay


APPLIED MINERALS
Advanced Natural Iron Oxides